EX-10.2

EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT (the “Agreement”) made this 20th day of November 2008 between SED INTERNATIONAL HOLDINGS, INC., a Georgia corporation (the “Company”) and Barry Diamond, an individual resident of the State of Georgia (the “Executive”).

WITNESSETH:

     WHEREAS, Executive has been employed by SED INTERNATIONAL, INC., a wholly-owned subsidiary of the Company and a Georgia corporation (the “Subsidiary”); and

     WHEREAS, the Executive and the Company desire to enter into an agreement with respect to the Executive’s employment by the Company.

     NOW, THEREFORE, in consideration of the foregoing, the employment of the Executive, and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.     Employment of Executive: Duties of Executive. The Company hereby employs Executive as its Vice President of Purchasing, and Executive hereby accepts employment by the Company in that capacity subject to the terms and conditions set forth in this Agreement. Executive shall faithfully perform for the Company, or as it directs, the Subsidiary, the duties of said office (as described in the Bylaws of the Company) and shall perform such other duties of an executive, managerial or administrative nature as are from time to time assigned or delegated to the Executive by the Company. The Executive shall report to the Chief Executive Officer of the Company. Throughout his employment hereunder, Executive shall devote substantially all of his time, energy and skill to perform the duties of his employment (vacations as provided hereunder and reasonable absences because of illness excepted), and shall use his best efforts to follow and implement all management policies and decisions of the Company and the Subsidiary. Executive shall not become involved in the management of any other company, partnership, proprietorship or other entity, other than an affiliate of the Company (including the Subsidiary), without the consent of the Board of Directors of the Company (the “Board”); provided, however, that as long as it does not interfere with Executive's employment hereunder Executive may serve as a director in a company that does not compete with the businesses of the Company, the Subsidiary or any other affiliate of the Company (“Other Affiliates”), and may serve as an officer or director or otherwise participate in educational welfare, social, religious or civic organizations. The Executive shall not be required to relocate from the Atlanta, Georgia metropolitan area in connection with the performance of his duties hereunder.

     2.      Compensation Benefits and Reimbursement of Expenses.

     (a) As compensation for his services hereunder, the Company, or the Subsidiary, shall pay Executive an annual base salary of Two Hundred Fifteen Thousand Dollars ($215,000.00) . Such salary shall be paid in accordance with the normal payroll practices of the Company, or the Subsidiary, as the case may be, and shall be subject to such deductions and withholdings as are required by law or by the policies of the Company, or the Subsidiary, as the case may be, from time to time in effect.

     (b) Executive shall be entitled to a bonus ("Bonus") at the sole discretion of the Board.

     (c) Executive shall be entitled to participate or to continue participation in any present or future group life, health and hospitalization or disability insurance plans, pension or retirement plans or similar death benefits as are available to management executives of the Company and/or the Subsidiary on the same terms as such other similarly situated executives, in each case to the extent that Executive is eligible under the terms of such plans or programs.

     (d) Executive shall be entitled to four (4) weeks of paid vacation per year, subject to the Company's or the Subsidiary’s, as the case may be, normal employee policies for unused vacation as adopted and amended from time to time.

     (e) Executive shall be reimbursed in accordance with the policies of the Company as adopted and amended from time to time, for all reasonable and appropriate expenses incurred by him in connection with the performance of his duties of employment hereunder; provided, however, Executive shall as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reimbursement policies from time to time adopted by the Company.

     3.      Term and Termination.

     (a) The term (“Term”) of this Agreement and of Executive's employment hereunder shall commence as of November __, 2008 and shall continue for a period of two (2) years thereafter unless earlier terminated as provided in Section 3(b) of this Agreement.

     (b) Executive's employment under this Agreement shall terminate upon Executive's death. Executive s employment hereunder may also be terminated (i) upon mutual agreement of Executive and the Company; (ii) unilaterally by the Company, upon written notice to Executive, for Good Cause (as defined in Section 3(c) below); or (iii) upon written notice to Executive if Executive shall at any time be unable to perform the essential functions of his job hereunder, by reason of a physical or mental illness or condition with or without reasonable accommodation, for a continuous period of one hundred eighty (180) consecutive days, as certified by a physician or physicians selected by the Board.

     (c) As used in this Agreement, "Good Cause" means: (i) any act of fraud or dishonesty; (ii) any act of theft or embezzlement; (in) the breach of any material provision of this Agreement by Executive (provided that such breach is not cured by Executive within thirty (30) days of receiving written notice of such breach from the Company); (iv) violation of the policies and procedures of the Company or the Subsidiary (v) failure to comply with the written directions of the Board; (vi) engaging in any unlawful harassment or discrimination; (vii) the conviction of Executive of any crime involving moral turpitude (whether felony or misdemeanor) or involving any felony; (viii) any act of moral turpitude by Executive that materially adversely affects the Company, the Subsidiary or any Other Affiliates and any of their business reputations; (ix) violation of state or federal securities laws; or (x) any other matter constituting "good cause" under the laws (including inter alia, statutes, regulations or judicial case law) of the State of Georgia.

     (d) Upon the termination of this Agreement and Executive's employment hereunder as provided in Section 3(b), neither the Company nor the Subsidiary, as applicable, shall have any further obligation to Executive other than (i) for payment of salary, Bonus amounts, expense reimbursement and other benefits earned or accrued and unpaid at the effective date of such termination; and (ii) any indemnification payments that may become payable to Executive pursuant to the provisions of the Company's Articles of Incorporation, Bylaws, or similar policies, plans or agreements relating to indemnification of directors and officers of the Company

     (e) Except as otherwise provided in this Agreement, any payments to which the Executive shall be entitled under this Section 3 including, without limitation, any economic equivalent of Incentive Compensation and any other benefits, shall be made as promptly as possible following any termination date provided for in subsections 3(a) through (d), each being referred to herein as a “termination date”; provided, however, that if the Executive is deemed a “specified employee” of the Company, or the Subsidiary, within the meaning of Section 409A(a)(2)(B)(i) of the Code (or any successor provision), no payment under this Section 3 in connection with the Executive’s termination of employment (other than a payment of salary through the date of such termination, and payments on account of termination of employment by reason of death) shall be made until the date which is six (6) months after the date of the termination of the employment of the Executive (or, if earlier, the date of death of the Executive); provided further, if the Company determines based upon written advice of counsel that any such payment if made during the calendar year that includes the termination date would not be deductible by either the Company, or the Subsidiary, as the case may be, in whole or in part by reason of Code Section 162(m), such payment shall be made on January 2 of the following calendar year (or such later date as may be required under the preceding proviso if the Executive is a "specified employee "). Any payment deferred as provided for in this subsection (e) shall include, when paid, an incremental earnings factor payment equal to ten (10%) percent of the amount deferred multiplied by a fraction the numerator of which is the number of days that such payment is deferred and the denominator of which is 365; provided, however, that in no event shall the amount of interest contracted for, charged or received hereunder exceed the maximum non-usurious amount of interest allowed by applicable law.

     If the amount of any payment due to the Executive cannot be finally determined within thirty (30) days after the termination date, such amount shall be estimated on a good faith basis by the Company and the estimated amount shall be paid thirty (30) days after such termination date (or on such later date as may be determined under the immediately preceding sentence). As soon as practicable thereafter, the final determination of the amount due shall be made and any adjustment requiring a payment to or from the Executive shall be made as promptly as practicable.

     4.     Agreement Not to Solicit Customers. As part of the consideration for the compensation and benefits to be paid to Executive hereunder, in keeping with Executive's duties as a fiduciary and in order to protect the Company's, the Subsidiary’s, or any Other Affiliates’, interest in the business relationships developed by Executive with the customers and potential customers of the Company, the Subsidiary, or any Other Affiliates, Executive agrees that during the Term of Executive's employment under this Agreement and for a period of one (1) year from the date of the termination of such employment (at any time for any reason, with or without cause), Executive shall not, without the prior written consent of the Company, directly or indirectly solicit or attempt to solicit any Restricted Customer (as hereinafter defined) for the purpose of or with a view to providing services or products to the Restricted Customer which the Company, the Subsidiary, or any Other Affiliates, have or has, as applicable, provided or provides to such Restricted Customer. "Restricted Customer" means any person or entity to which (i) jointly or severally, the Company, the Subsidiary, or any Other Affiliates, provided or actively sought to provide services or products and (ii) with whom Executive had material contact during the two (2) year period immediately preceding the termination of Executive's employment with the Company. Executive understands that the foregoing restrictions may limit his ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that the Company has a legitimate interest in restricting solicitation as provided in this Section without reference to a specific territory and that Executive will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction.

     5.      Ownership and Protection of Proprietary Information.

     (a) As used herein, "Proprietary Information" means information related jointly or severally to the Company, the Subsidiary, or any Other Affiliates that (i) derives economic value, actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of reasonable efforts by the Company, the Subsidiary, or any Other Affiliates to maintain its secrecy, including, without limitation, (1) with respect to information which has been reduced to tangible form, marking such information clearly and conspicuously with a legend identifying its confidential or proprietary nature; (2) with respect to any oral presentation or communication, denominating such information as confidential immediately before, during or after such oral presentation or communication; or (3) otherwise treating such information as confidential. Assuming these two criteria are met, Proprietary Information includes, without limitation, technical and nontechnical data related to the formulas, patterns, designs, compilations, programs, inventions, methods, techniques, drawings, processes, finances, actual or potential customers and suppliers, research, development, existing and future products, and employees of the Company, the Subsidiary, or any Other Affiliates. Proprietary Information includes information that has been disclosed to the Company, the Subsidiary, or any Other Affiliates, by a third party pursuant to which the receiving party is obligated to treat as confidential, and information which is proprietary to any Other Affiliates.

     (b) Executive acknowledges that all Proprietary Information and all physical embodiments thereof are confidential to and are and will remain the sole and exclusive property of the Company and/or the Subsidiary. Executive must: (i) immediately disclose to the Company all Proprietary Information developed in whole or in part by Executive during the Term of his employment with the Company, (ii) assign to the Company and/or the Subsidiary any right, title or interest Executive may have in such Proprietary Information as may be requested by the Company, and (iii) at the request and expense of the Company, do all things and sign all documents or instruments reasonably necessary in the opinion of the Company to eliminate any ambiguity as to the ownership by, and rights of, the Company and/or the Subsidiary in such Proprietary Information including, without limitation, providing to the Company and/or the Subsidiary Executive's full cooperation in any litigation or other proceeding to establish or protect such rights.

     (c) Except to the extent necessary to perform the services to be provided hereunder, Executive will not reproduce, use, distribute, disclose or otherwise disseminate the Proprietary Information or any physical embodiments thereof and will in no event take any action causing, or fail to take the action necessary in order to prevent, any Proprietary Information disclosed to or developed by Executive to lose its character or cease to qualify as Proprietary Information. Each reproduction of any of the Proprietary Information must prominently contain a legend identifying its confidential or proprietary nature.

     (d) Executive represents and warrants that any information disclosed by Executive to the Company, the Subsidiary, or any Other Affiliates, is not confidential or proprietary to Executive or to any third party. Accordingly, no obligation of any kind is assumed by or to be implied against the Company, the Subsidiary, or any Other Affiliates by virtue of any information received, in whatever form or whenever received, from Executive relating to the subject matter hereof, and the Company, the Subsidiary or any Other Affiliates will be free to reproduce, use and disclose to others such information without limitation.

     (e) Upon request by the Company, and in any event upon termination of the employment of Executive with the Company for any reason, as a prior condition to receiving any final compensation hereunder, Executive will promptly deliver to the Company all property belonging to the Company, the Subsidiary or any Other Affiliates, including, without limitation, all Proprietary Information and all embodiments thereof then in his custody control or possession.

     (f) The covenants of confidentiality set forth in this Section 5 will apply on and after the effective date of termination of Executive's employment hereunder to any Proprietary Information disclosed by the Company, the Subsidiary or any Other Affiliates to, or developed by, Executive prior to or after any such effective date and will continue and be maintained by Executive (i) with respect to all Proprietary Information which falls within the definition of "trade secrets" under applicable law, at all times following the termination of Executive's employment hereunder for any reason whatsoever, and (ii) with respect to all other Proprietary Information, during the Term of Executive's employment hereunder and for a period of one (1) year after the termination of Executive's employment hereunder for any reason whatsoever.

     6.     Intellectual Property. The Company shall be the sole owner of all the products and proceeds of Executive's services hereunder, including, without limitation, all materials, ideas, concepts, formats suggestions, developments, arrangements, packages, programs and other intellectual property that Executive may acquire, obtain, develop or create in connection with, and during the Term of, Executive's employment hereunder, free and clear of any claims by Executive or anyone claiming under Executive of any kind or character whatsoever, other than Executive's right to receive payments hereunder. Executive shall, at the reasonable request of the Company, execute such assignments, certificates or other instruments' as the Company from time to time shall deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce, or defend its right, title or interest in or to any such properties.

     7.     Remedy for Breach. Executive agrees that the damage to the Company and its affiliates resulting from any actual or threatened breach by Executive of any of the covenants contained in Sections 4, 5 and 6 of this Agreement would be immediate, irreparable and difficult to measure, and that money damages would not be an adequate remedy. Therefore, Executive agrees that the Company shall be entitled to specific performance of the covenants in any of such sections or injunctive relief, by temporary or permanent injunction or other appropriate judicial remedy, writ or order, or both, in addition to any damages and legal expenses (including attorneys' fees) which the Company may be legally entitled to recover.

     8.     Miscellaneous. Any notice required hereunder shall be deemed delivered to the Company when transmitted to the Secretary of the Company by certified mail, postage prepaid, addressed to such person at the corporate headquarters of the Company at 4916 North Royal Atlanta Drive, Tucker, Georgia 30084 (or the principal place of business of the Company if hereafter it is moved), and shall be deemed delivered to Executive when delivered by certified mail, postage prepaid, addressed to Executive at 28 Westfair Court, Atlanta, Georgia 30328. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. This Agreement is made under, and shall be governed by and construed in accordance with, the laws of the State of

Georgia without giving effect to the conflict of law provisions thereof. The headings of the sections of this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings with respect to such subject matter, including without limitation the Prior Agreement. No amendment or modification of this Agreement shall be deemed effective unless made in a writing signed by the parties hereto. This Agreement is solely for the benefit of the Company (and its affiliates) and Executive, and there shall be no third party beneficiaries to this Agreement. This Agreement may not be assigned by Executive. This Agreement shall inure to the benefit of the Company and its affiliates, and their respective successors and assigns. To the extent any provision or any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of this Agreement shall be unaffected. The obligations and covenants contained in Sections 3(d) and 4 through 8 (inclusive) of this Agreement shall survive any termination of Executive's employment hereunder at any time for any reason whatsoever.

     IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first indicated above.

SED International Holdings, Inc.,
a Georgia corporation

/s/ Barry Diamond	By: /s/ Jean A. Diamond
Barry Diamond	Name: Jean A. Diamond
Title: Chief Executive Officer

GUARANTY

     WHEREAS, the Subsidiary will directly benefit from the employment of the Executive by the Company;

     NOW THEREFORE, in consideration for the entering into the Agreement and as an added inducement to the Executive to enter into the Agreement and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Subsidiary does hereby irrevocably and unconditionally:

     1) Guarantee to Executive and his successors and assigns the payment and performance of the Company’s obligations (“Guaranteed Obligations”) pursuant to the Agreement as and when the same shall be due and payable; and

     2) Covenants and agrees that it is liable for the Guaranteed Obligations as a primary obligor.

SED International, Inc.,
a Georgia corporation

By:	/s/ Jean A. Diamond
Name: Jean A. Diamond
Title: Chief Executive Officer